Exhibit 99.1

1660 Wynkoop Street, Suite 1000
Denver Colorado 80202-1132
Phone: (303) 573-1660	NEWS RELEASE
Fax: (303) 595-9385
Email: info@royalgold.com
www.royalgold.com

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION CONTACT:

Stanley Dempsey, Chairman & CEO
Karen Gross, Vice President & Corporate Secretary
(303) 573-1660

ROYAL GOLD REPORTS 26% INCREASE IN SECOND QUARTER REVENUES

•	Record revenue of $7.6 million

•	GSR1 royalty rate increases to 5.0% at the Pipeline Mining Complex

•	Free cash flow (a non-GAAP financial measure) equals 71% of revenues

•	Expanded portfolio with three new royalties and a strategic alliance

          DENVER, COLORADO. FEBRUARY 2, 2006: ROYAL GOLD, INC. (NASDAQ:RGLD; TSX:RGL), the leading publicly-traded precious metals royalty company, today announced fiscal second quarter 2006 net income of $2.9 million or $0.12 per basic share, on royalty revenue of $7.6 million.  These amounts compare to net income for the second quarter of fiscal 2005 of $2.6 million, or $0.13 per basic share, on royalty revenue of approximately $6.0 million.

Included in the second quarter results is non-cash stock compensation expense of $1.1 million, or $0.03 per basic share net of tax, related to the Company’s equity compensation plans.  The non-cash compensation expense has been allocated among cost of operations, general and administrative, and exploration and business development in the Company’s consolidated statements of operations and comprehensive income.

          In the prior year period, non-cash stock compensation expense was $119,125, allocated to cost of operations, general and administrative, and exploration and business development in the Company’s consolidated statements of operations and comprehensive income.

          Net income for the six-month period ended December 31, 2005, was $6.0 million, or $0.27 per basic share, on royalty revenue of $14.4 million.  This compares to net income of $5.1 million, or $0.25 per basic share, for the six-month period ended December 31, 2004, on royalty revenue of $12.0 million.

          Included in the six-month period is non-cash stock compensation expense of $1.3 million, or $0.04 per basic share net of tax, related to the Company’s equity compensation plans.  The non-cash compensation expense has been allocated among cost of operations, general and administrative, and exploration and business development in the Company’s consolidated statements of operations and comprehensive income.  In the prior year period, non-cash stock compensation expense was $119,125, also allocated to cost of operations, general and administrative, and exploration and business development.

          Free cash flow for the fiscal second quarter of 2006 was approximately $5.4 million, or 71% of revenues.  For the six-month period ended December 31, 2005, free cash flow was approximately $10.5 million, or 73% of revenues.  The Company defines free cash flow, a non-GAAP financial measure, as operating income plus depreciation, depletion and amortization, non-cash charges and any impairment of mining assets (see, Schedule A-Reconciliation).

          Also during the quarter, we expanded our royalty portfolio with the completion of the High River transaction on its Taparko-Bouroum Project in Burkina Faso, West Africa; the Kennecott transaction for royalties on the Robinson mine in eastern Nevada, and the Mulatos mine, in Sonora, Mexico; and entered into a strategic alliance with Taranis Resources for its exploration program in Finland.

          At December 31, 2005, the Company had a working capital surplus of approximately $85.3 million.  Current assets were $90.9 million (including $79.9 million in cash) compared to current liabilities of $5.6 million for a current ratio of nearly 16 to 1.  The Company has no debt.

          Stanley Dempsey, Chairman and CEO, commented, “The rising price of gold continues to showcase the benefits of our royalty-based precious metals business model and the substantial cash flow we are able to generate.  I am also pleased that we have been able to put our balance sheet to work by expanding the Company’s portfolio to include three new royalty properties during the quarter, and adding one new strategic alliance.”

PERFORMANCE-BASED COMPENSATION PLAN

          In late 2004, the Company implemented an innovative performance-based equity compensation plan targeting reserve expansion and cash flow growth.  The plan also established share ownership requirements for key personnel.  Based on the structure of the Company’s royalty-based business model, management believes that reserve expansion and cash flow growth are important drivers of shareholder value.  Given the royalty transactions finalized during the second fiscal quarter, Royal Gold estimates that these performance shares will begin vesting during the Company’s fiscal years 2006 and 2007.  Consistent with Royal Gold’s plan, the Company has begun recognizing the expenses associated with these performance awards.

          Commenting on the Company’s performance-based equity stock compensation plan, Dempsey remarked, “The new compensation plan is a powerful incentive for continuing our growth in the Company’s key performance metrics – reserves and free cash flow.  We believe there are strong links between senior-level stock ownership, corporate performance and, ultimately, shareholder returns.”

REVIEW OF OPERATIONS

Pipeline Mining Complex, Lander County, Nevada

At the Pipeline Mining Complex in Lander County, Nevada, the Company holds two sliding-scale gross smelter return royalties (“GSR1” and “GSR2”), and a fixed rate gross smelter return royalty (“GSR3”).  A GSR royalty is a defined percentage of the gross revenue from a resource extraction operation, with no deduction for any costs paid by or charged to the operator.  In addition, the Company holds a net value royalty (“NVR1”) at this complex.  This NVR is defined as a passive interest in a resource extraction operation that is determined on the basis of deducting contract-defined processing-related and associated capital costs, but not mining costs.  The GSR1 royalty covers the current mine footprint, and the GSR2 (“Super”) royalty covers any reserves that are developed on the claim block lying outside the current mine footprint.  The GSR2 royalty pays out at a rate that is 80% higher than that of the GSR1, at all gold prices.  The GSR3 royalty rate is fixed at 0.71% for the life of the mine.  The 0.39% NVR1 royalty covers production from the GAS Claims, an area of interest of approximately 4,000 acres that includes the South Pipeline deposit and Crossroads area, but not the Pipeline deposit.  Current production from the Pipeline Mining Complex is subject to GSR1, GSR3, and NVR1 royalties.

          The Pipeline Mining Complex is owned by the Cortez Joint Venture (“Cortez”), a joint venture between Placer Cortez Inc. (60%), a subsidiary of Placer Dome Inc., and Kennecott Explorations (Australia) Ltd. (40%), a subsidiary of Rio Tinto plc.

          During the second quarter of fiscal 2006, the Pipeline Mining Complex produced 196,616 ounces of gold providing royalty revenue of $5.5 million, compared to 218,682 ounces of gold produced providing royalty revenue of $5.1 million for the same quarter in fiscal 2005.  This 8% increase in quarterly royalty revenue was driven by a two-step increase in the GSR1 sliding-scale rate.  During the quarter, the average gold price was $485 per ounce, resulting in a royalty rate of 5.0% compared to an average gold price of $434 per ounce and a royalty rate of 4.5% for the same period in fiscal 2005.

Leeville Project, Eureka County, Nevada

          Royal Gold holds a 1.8% carried working interest, which calculates as a net smelter return (“NSR”) royalty covering a portion of the Leeville project (“Leeville”).  An NSR royalty is a defined percentage of the gross revenue from a resource extraction operation, less a proportionate share of incidental transportation, insurance and smelting costs.

          In the past, Royal Gold’s share of production on the Leeville royalty land was derived from underground operations on a portion of the Leeville South (formerly known as Carlin East) mine.  Beginning with the first quarter of fiscal 2006, the Company’s royalty includes production from the recently developed Leeville North underground mine, as well as the production from Leeville South.  Both of these mines are operated by Newmont Mining Corporation.

          During the second fiscal quarter of 2006, Leeville South produced 16,820 ounces of gold subject to Royal Gold’s royalty interest providing royalty revenue to Royal Gold of $138,600.  This compares to 23,143 ounces of gold produced, providing $169,095 of royalty revenue to Royal Gold, for the same quarter in 2005.  Also during the second quarter of fiscal 2006, Leeville North produced 8,483 ounces of gold subject to Royal Gold’s royalty interest providing royalty revenue of approximately $74,771.  Leeville North began production in late calendar 2005 and the mine is expected to continue to ramp up production during calendar year 2006.

SJ Claims (Goldstrike Mine), Eureka County, Nevada

          Royal Gold holds a 0.9% NSR royalty covering a portion of the Betze-Post mine, known as the SJ Claims.  The Betze-Post mine, which is a portion of the larger Goldstrike operation, is operated by Barrick Gold Corporation (“Barrick”).

          During the second quarter of fiscal 2006, SJ Claims produced 272,138 ounces of gold, providing royalty revenue of $1.2 million, compared to 158,741 ounces of gold produced, providing royalty revenue of $617,605 for the same quarter in fiscal 2005.  This 71% year-over-year increase in production was due to a greater proportion of total mine production being derived from property subject to the Company’s royalty interest.

Troy Mine, Lincoln County, Montana

          Royal Gold holds a 7.0% GSR royalty that covers the Troy underground mine operated by Revett Silver Company, a subsidiary of Revett Minerals Inc. (“Revett”). This 7.0% GSR royalty extends until either cumulative production reaches approximately 9.9 million ounces of silver and 84.6 million pounds of copper, or Royal Gold receives $10.5 million in cumulative payments, whichever occurs first.

          Royal Gold also holds a perpetual GSR royalty that begins at 6.1% on any production in excess of 11.0 million ounces of silver and 94.1 million pounds of copper.  This 6.1% GSR royalty steps down to a perpetual 2.0% GSR royalty after cumulative production has exceeded 12.7 million ounces of silver and 108.2 million pounds of copper.

          During the second fiscal quarter of 2006, the Troy mine produced 244,037 ounces of silver and 1,927,950 million pounds of copper that were subject to Royal Gold’s interest, providing approximately $380,789 in royalty revenue.  A comparison with the year earlier quarter is not available because production from the Troy mine did not begin until January 2005.

Bald Mountain, White Pine County, Nevada

          Royal Gold holds a 1.75% to 3.5% NSR sliding-scale royalty on a portion of the Bald Mountain mine, operated by Placer Dome U.S. Inc.  The sliding-scale moves up 0.25% for each $25 per ounce of gold price increase, starting at a per-ounce price of $375, in 1986 dollars.  As such, the royalty rate will remain at 1.75% until the average gold price reaches approximately $535 per ounce in today’s dollars.

          During the second quarter of fiscal 2006, Bald Mountain produced approximately 16,700 ounces of gold, resulting in royalty revenue of approximately $142,572, compared to 4,592 ounces of gold produced providing royalty revenue of $35,394 for the same quarter in fiscal 2005.

Martha Mine, Santa Cruz Province, Argentina

          The Company holds a 2.0% NSR royalty on the Martha silver mine operated by Coeur d’Alene Mines Corporation.  Royalty revenue for the second quarter of fiscal 2006 was $115,719 compared with $62,849 for the same quarter in fiscal 2005.

Mulatos, Sonora, Mexico

          In December 2005, Royal Gold acquired a sliding-scale NSR royalty at the Mulatos Project, an open pit, heap leach gold mine, nearing completion of construction.  The sliding-scale ranges from 0.30% at an average quarterly gold price of $299.99 or below, up to a maximum of 1.5% when the price of gold averages $400 per ounce or higher. The mine is owned and operated by Alamos Gold, Inc.  The operator expects commercial production to commence in early calendar 2006, and once full production is reached the operator estimates yearly production will average approximately 150,000 ounces of gold.  The royalty is capped at two million ounces of gold.

Robinson, White Pine County, Nevada

          In December 2005, Royal Gold acquired a 3% NSR royalty on the Robinson mine, an open pit copper mine with significant gold and molybdenum credits.  The operator, Quadra Mining Ltd. (“Quadra”), estimates that calendar year 2006 production will be in the range of 55,000 to 65,000 ounces of gold and 145 to 150 million pounds of copper.  Quadra also stated that its molybdenum circuit is near completion, which is expected to produce in the range of 1.0 to 1.6 million pounds of molybdenum in calendar year 2006.

          The Company will begin receiving revenue from this 3.0% NSR royalty when a $20.0 million reclamation trust account is fully funded.  At the end of October 2005, this trust held approximately $14.7 million.  If metal prices continue at current levels, Royal Gold expects to receive royalty revenue in the second half of calendar 2006.

Taparko-Bouroum, Burkino Faso, West Africa

          Royal Gold has entered into an agreement to acquire two initial and two subsequent GSR royalties at the Taparko-Bouroum Project, an open pit gold operation currently under construction. The operator, High River Gold Mines, Inc., expects the majority of construction of the Taparko-Bouroum Project to be completed in the fourth quarter of calendar 2006.

          The initial royalty is fixed at a 15.0% GSR (“TB-GSR1”).  The second initial royalty is a 4.3% GSR (“TB-GSR2”) when the average monthly gold price ranges between $385 and $430 per ounce, and changes to a sliding-scale royalty at a calculated percentage rate when the average monthly gold price is outside of this range.  The calculated rate, expressed as a percentage, is determined by dividing the average monthly gold price by 100 for gold prices above $430 per ounce, or by dividing the average monthly gold price by 90 for gold prices below $385 per ounce (e.g., a $450 per ounce gold price results in a rate of 450/100 = 4.5%).  Both TB-GSR1 and TB-GSR2 royalties continue until either production hits 804,420 ounces of gold or payments totaling $35 million under the TB-GSR1 royalty are received by Royal Gold, whichever comes first.

          The two subsequent royalties consist of a 2.0% GSR tail royalty (“TB-GSR3”), applicable to gold production from defined portions of the Taparko-Bouroum Project area, and a 0.75% milling royalty (“TB-MR1”).  The TB-MR1 applies to ore that is mined outside of the defined area of the Taparko-Bouroum Project that is processed through the Tarparko facilities to a maximum of 1.1 million tons per year.  Both the TB-GSR3 and TB-MR1 royalties commence once TB-GSR1 and TB-GSR2 royalties described earlier have ceased.

Strategic Alliance

          In November 2005, Royal Gold entered into a strategic alliance with Taranis Resources.  The Company invested $320,000 for a private placement, the right to a 2% NSR royalty, and future earn-in rights on properties Taranis obtains from its exploration program in Finland.  The Company also entered into an Exploration and Earn-In Agreement with Taranis on its Kettukuusikko property, also located in Finland.  By expending $500,000 for exploration work, Royal Gold can obtain a 2.0% NSR royalty on the Kettukuusikko property.  Royal Gold also has an option to fund an additional $600,000 in exchange for a 51% joint venture interest in the project, in addition to an option to earn an additional 24% joint venture interest (75% joint venture interest in total) by funding 100% of the costs of the Kettukuusikko project through completion of a feasibility study.

OTHER EVENTS

          On November 9, 2005, Royal Gold’s Board of Directors approved a 10% dividend increase of $0.02 per share, increasing the total annual dividend to $0.22 per year.

          Additionally, the Company’s Line of Credit facility was increased from $10 million to $30 million during the second quarter of fiscal 2006.

CORPORATE PROFILE

          Royal Gold is a precious metals royalty company engaging in the acquisition and management of precious metals royalty interests.  Royal Gold is publicly traded on the Nasdaq Market System under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.”  The Company’s web page is located at www.royalgold.com.

NOTE:  Management’s conference call reviewing its second quarter of fiscal 2006 results will be held today at 12:00 noon Eastern, 10:00 a.m. Mountain.  The call will be simultaneously carried on the Company’s web site at www.royalgold.com under the “Presentations” section.  A replay of the call will be available on the Company’s website approximately two hours after the call ends.  The conference call is also available live by calling 800-603-2779 or 706-634-7230.  Replays will be available until February 9th by dialing 800-642-1687 or 706-645-9291, access number 4476381.

Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995:  With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein.  Such forward-looking statements include statements regarding commercial production start-up and production estimates from the operators and statements about vesting of management’s performance shares and the drivers of growth and shareholder value.  Factors that could cause actual results to differ materially from projections include, among others, precious metals prices, decisions and activities of the operators of our royalty properties, unanticipated grade, geological, metallurgical, processing or other problems the operators of the mining properties may encounter, changes in project parameters as plans continue to be refined, results of current or planned exploration activities, management’s ability to increase our reserves and cash flow, and economic and market conditions, as well as other factors described elsewhere in this press release and in our Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission.  Most of these factors are beyond the Company’s ability to predict or control.  The Company disclaims any obligation to update any forward-looking statement made herein.  Readers are cautioned not to put undue reliance on forward-looking statements.

The Company discloses information on free cash flow and free cash flow as a percentage of revenues in its reporting.  The Company defines free cash flow by operating income plus depreciation, depletion and amortization, non-cash charges, and any impairment of mining assets.  While we believe free cash flow is a useful measure of the Company’s performance, we also want to advise that this is not a measure recognized by generally accepted accounting principles.  See Schedule A - Reconciliation, attached to this press release.

ROYAL GOLD, INC.
Consolidated Balance Sheets

	December 31, 2005	June 30, 2005

	(Unaudited)
Assets
Current assets
Cash and equivalents	$79,873,075	$48,840,371
Royalty receivables	6,391,361	6,601,329
Income taxes receivable	536,393	—
Deferred tax assets	211,653	452,730
Prepaid expenses and other	3,935,579	333,883

Total current assets	90,948,061	56,228,313
Royalty interests in mineral properties, net	68,166,253	44,817,242
Available for sale securities	1,110,746	554,812
Deferred tax assets	438,684	160,417
Advance to High River Gold	6,687,550	—
Other assets	474,667	557,771

Total assets	$167,825,961	$102,318,555

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$3,375,960	$1,140,509
Income taxes payable	—	253,496
Dividend payable	1,296,344	1,050,628
Accrued compensation	750,000	278,500
Other	227,211	175,095

Total current liabilities	5,649,515	2,898,228
Deferred tax liabilities	7,134,267	7,586,402
Other long-term liabilities	83,434	96,634

Total Liabilities	12,867,216	10,581,264

Commitments and contingencies
Stockholders’ equity
Common stock, $.01 par value, authorized 40,000,000 shares; and issued 23,682,799 and 21,258,576 shares, respectively	236,827	212,585
Additional paid-in capital	163,105,445	104,163,515
Accumulated other comprehensive income	(59,766)	(284,920)
Deferred compensation	—	(524,659)
Accumulated deficit	(7,226,889)	(10,732,358)
Treasury stock, at cost (229,224 shares)	(1,096,872)	(1,096,872)

Total stockholders’ equity	154,958,745	91,737,291

Total liabilities and stockholders’ equity	$167,825,961	$102,318,555

ROYAL GOLD, INC.
Consolidated Statements of Operations and Comprehensive Income
(Unaudited)

	For The Three Months Ended

	December 31, 2005	December 31, 2004

Royalty revenues	$7,575,307	$6,031,833
Costs and expenses
Costs of operations	617,509	525,016
General and administrative	1,647,996	1,088,811
Exploration and business development	1,026,540	598,843
Depreciation, depletion and amortization	1,030,444	867,121

Total costs and expenses	4,322,489	3,079,791

Operating income	3,252,818	2,952,042
Interest and other income	1,016,562	181,250
Gain on sale of available for sale securities	—	163,526
Interest and other expense	(33,773)	(29,018)

Income before income taxes	4,235,607	3,267,800
Current tax expense	(1,591,236)	(549,600)
Deferred tax benefit (expense)	262,924	(99,882)

Net income	$2,907,295	$2,618,318

Adjustments to comprehensive income
Unrealized change in market value of available for sale securities, net of tax	139,197	25,452
Realization of the change in market value on sale of available for sale securities, net of tax	—	(104,657)

Comprehensive income	$3,046,492	$2,539,113

Basic earnings per share	$0.12	$0.13

Basic weighted average shares outstanding	23,276,477	20,814,226
Diluted earnings per share	$0.12	$0.12

Diluted weighted average shares outstanding	23,564,037	21,129,742

ROYAL GOLD, INC.
Consolidated Statements of Operations and Comprehensive Income
(Unaudited)

	For The Six Months Ended

	December 31, 2005	December 31, 2004

Royalty revenues	$14,402,927	$11,955,924
Costs and expenses
Costs of operations	1,107,207	984,297
General and administrative	2,607,504	1,904,674
Exploration and business development	1,461,250	1,054,458
Depreciation, depletion, and amortization	1,928,469	1,727,309

Total costs and expenses	7,104,430	5,670,738

Operating income	7,298,497	6,285,186
Interest and other income	1,453,656	312,415
Gain on sale of available for sale securities	—	163,526
Interest and other expense	(54,780)	(58,035)

Income before income taxes	8,697,373	6,703,092
Current tax expense	(3,354,727)	(1,208,534)
Deferred tax benefit (expense)	622,080	(377,812)

Net income	$5,964,726	$5,116,746

Adjustments to comprehensive income
Unrealized change in market value of available for sale securities, net of tax	225,154	76,595
Realization of the change in market value on sale of available for sale securities, net of tax	—	(104,657)

Comprehensive income	$6,189,880	$5,088,684

Basic earnings per share	$0.27	$0.25

Basic weighted average shares outstanding	22,201,543	20,798,792
Diluted earnings per share	$0.27	$0.24

Diluted weighted average shares outstanding	22,452,460	21,101,455

ROYAL GOLD, INC.
Consolidated Statements of Cash Flows
(Unaudited)

	For The Six Months Ended

	December 2005	December 2004

Cash flows from operating activities:
Net income	$5,964,726	$5,116,746
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	1,928,469	1,727,309
Gain on available for sale securities	—	(163,526)
Deferred tax (benefit) expense	(622,080)	377,812
Non-cash employee stock option compensation expense	1,312,826	119,125
Changes in assets and liabilities:
Royalty receivables	209,968	13,919
Prepaid expenses and other assets	(3,569,200)	(330,876)
Accounts payable	2,235,451	730,167
Income taxes (receivable) payable	(789,889)	—
Accrued liabilities and other current liabilities	530,305	481,208
Other long-term liabilities	(13,200)	(13,200)

Net cash provided by operating activities	7,187,376	8,058,684

Cash flows from investing activities:
Capital expenditures for property and equipment	(5,066)	(104,437)
Acquisition of royalty interests in mineral properties	(25,221,805)	(7,500,000)
Advance to High River Gold	(6,687,550)	—
Purchase of available for sale securities	(204,715)	(1,000,000)
Proceeds from sale of available for sale securities	—	539,513

Net cash used in investing activities	(32,119,136)	(8,064,924)

Cash flows from financing activities:
Tax benefit from exercise of stock options	502,404	—
Dividends paid	(2,213,541)	(1,558,754)
Net proceeds from issuance of common stock	57,675,601	130,554

Net cash provided by (used in) financing activities	55,964,464	(1,428,200)

Net increase (decrease) in cash and equivalents	31,032,704	(1,434,440)

Cash and equivalents at beginning of period	48,840,371	44,800,901

Cash and equivalents at end of period	$79,873,075	$43,366,461

Supplemental cash flow information:
Cash paid during the period for:
Income taxes	$3,382,212	$1,325,000

Non-cash financing activities:
Declared dividends	$2,459,257	$1,042,662

Deferred compensation (equity offset)	$—	$729,960

Non-GAAP Financial Measures

The Company computes and discloses free cash flow and free cash flow as a percentage of revenues.  Free cash flow is a non-GAAP financial measure.  Free cash flow is defined by the Company as operating income plus depreciation, depletion and amortization, non-cash charges, and any impairment of mining assets.  Management believes that free cash flow and free cash flow as a percentage of revenues are useful measures of performance of our royalty portfolio.  Free cash flow identifies the cash generated in a given period that will be available to fund the Company’s future operations, growth opportunities, and shareholder dividends.  Free cash flow, as defined, is most directly comparable to operating income in the Statements of Operations.  Below is reconciliation to operating income:

	For The Three Months Ended		For The Six Months Ended

	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004

Operating income	$3,252,818	$2,952,042	$7,298,497	$6,285,186
Depreciation, depletion and amortization	1,030,444	867,121	1,928,469	1,727,309
Non-cash employee stock compensation expense	1,074,485	119,125	1,312,826	119,125

Free cash flow	$5,357,747	$3,938,288	$10,539,792	$8,131,620